                                                                    EXHIBIT 10.1


                                  Form of Note

   The following document is the form of Non-Negotiable Demand Note payable by RPI, Inc. to Lobdell Emery Corporation. RPI, Inc. has issued a total of four such notes to Lobdell Emery Corporation. The Notes are identical in all material respects except as to the amount and the date. The four notes are in the amounts of $250,000, $100,000, $150,000, and $300,000, and are dated May
 2, 1997, May 21, 1997, June 6, 1997, and July 11, 1997, respectively.

                          NON - NEGOTIABLE DEMAND NOTE


$300,000                                              Bloomfield Hills, Michigan
Demand Note                                           July 11, 1997


         FOR VALUE RECEIVED, RPI, Inc., a Michigan corporation (the "Maker"), promises to pay to the order of Lobdell Emery Corporation, a Michigan corporation (the "Payee"), at such place as the Payee may designate in writing, the principal sum of Three Hundred Thousand Dollars ($300,000), together with interest as provided in this Demand Note, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in the manner provided in this Demand Note.

         The principal balance of this Demand Note shall be paid with interest on the outstanding principal balance determined on a basis of a year of twelve 30-day months at the prime rate of interest of NBD Bank, as announced by NBD Bank from time to time, plus one percent (1.0%).

         The Maker shall pay the entire principal balance and unpaid interest accrued on the principal balance on the demand of the Payee.

         Commencing on August 1, 1997, the Maker shall make payments of interest on the outstanding principal balance of this Demand Note to the Payee on the first day of each month until the principal amount is paid in full. If the Maker fails to make full payment of principal or interest when due, the entire unpaid balance of both principal and interest shall thereafter bear interest at the rate of ten percent (10.0%) per annum until paid in full.

         This Demand Note is and shall be subject and subordinate to all existing and future indebtedness of the Maker to Comerica Bank.

         This Demand Note is non-negotiable.

         This Demand Note may be paid by the Maker, in whole or in part, at any time, without penalty.

         In no event shall the interest rate charged or received under this Demand Note at any time exceed the maximum interest rate permitted under applicable law. Payments received by the Payee under this Demand Note which would otherwise cause the interest rate under this Demand Note to exceed such maximum interest rate shall, to the extent of such excess, be deemed prepayments of principal and applied as such. If the Payee shall reasonably determine that the legal authority to charge the interest rate under this Demand Note has been adjudicated to be usurious or otherwise limited by statute, then the unpaid principal balance of this Demand Note, with any accrued interest thereon and thereafter at the highest legal rate then permitted to be charged by stipulation in writing between the Maker and the Payee, at the option of the Payee, shall immediately become due and payable.






                                   1 of 2

         Any payment made by mail will be credited as of the day the payment was mailed as evidenced by the post-mark.

         Time is of the essence of this Demand Note. Failure by the Payee to exercise any right under this Demand Note shall not constitute a waiver of the right to exercise the same.

         The Maker and all endorsers, sureties and guarantors, of this Demand Note, hereby jointly and severally waive presentment for payment, demand, notice of non-payment, notice of protest and protest of this Demand Note, diligence in collection or bringing suit, and all endorsers, sureties and guarantors of this Demand Note consent to any and all extensions of time, renewals, waivers or modifications that may be granted by the Payee with respect to payment or other provisions of this Demand Note, and to the release of any collateral or any part of this Demand Note, with or without substitution.

         This Demand Note shall be governed by and construed in accordance with the laws of the State of Michigan without regard to its choice of law principals.

         This Note is made in connection with the ongoing discussions between the Maker, the Payee, and the Payee's parent corporation, Oxford Automotive, Inc. (the "Parent"), regarding a possible merger or similar transaction involving the Maker and the Payee, the Parent or one of their affiliates (the "Proposed Transaction"). The Maker acknowledges that the Payee and the Parent will expend time and resources in connection with the Proposed Transaction.
The Maker agrees that for the period ending December 31, 1997, the Maker will deal exclusively with the Payee, the Parent and/or their affiliates in connection with the sale of the Maker, such that neither the Maker nor its affiliates, employees and representatives will, directly or indirectly, without the Payee's or the Parent's prior written consent, solicit, encourage or initiate any offer or proposal from, or engage in any discussions with, or provide any information to, any corporation, partnership, limited liability company, person or other entity or group, other than the Payee or the Parent and their affiliates, employees and representatives, concerning any transaction involving the sale of any stock or assets of the Maker (other than sales of product in the ordinary course of business) or a merger, consolidation, liquidation, recapitalization or similar transaction involving the Maker nor shall the Maker accept any proposal with respect to any similar transaction.

Dated:  July 11, 1997

                                                RPI, INC.


                                                By:     ________________________

                                                Name:   ________________________

                                                Title:  ________________________





                                   2 of 2